AGREEMENT FOR CONSULTATION AND SERVICES

     This Agreement is made to be effective the 1st day of January, 1997, by and between J. Frank Harrison, Jr. (hereinafter "Harrison") and Coca-Cola Bottling Co. Consolidated (hereinafter the "Company").

     WHEREAS, Harrison has served as an officer of the Company for over twenty
(20) years, including having held the positions of Chief Executive Officer, Vice-Chairman of the Board of Directors (hereinafter the "Board") and Chairman of the Board since 1977;

     WHEREAS, during the period that Harrison served the Company, it grew from a small bottler of soft drinks to a very large publicly held bottler of soft drinks with sales of over $750 million;

     WHEREAS, the Board believes that presently the Company has superior management, a very efficient manufacturing and distribution operation, an outstanding sales organization and a good relationship with The Coca-Cola Company and its other franchisers;

     WHEREAS, Harrison has expressed his intention to resign as Chairman of the Board, and the Board desires to ensure that Harrison will continue to serve as a Director of the Company, Chairman of the Executive and Finance Committees, a member of the Compensation Committee and as a consultant to the Company participating fully in various major strategic decisions of management and in matters relating to The Coca-Cola Company and its relations with the Company;

     WHEREAS, the Board believes that it is in the best interest of the Company to generally reward him for his past services to the Company and insure that he will continue to take an active role in the Company's business affairs, including his continued availability to assist in maintaining a good relationship with The Coca-Cola Company; and

     WHEREAS, Harrison is willing to provide such continued services and benefits to the Company under the terms and conditions of this Agreement.

     NOW, THEREFORE, in consideration of the premises and other consideration as expressly provided for herein, the parties hereto agree as follows:

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1. Duties. Harrison agrees to serve as a director of the Company, Chairman of the Executive and Finance Committees, member of the Compensation Committee, and in any other capacity that the Board shall request of him including the participation in special projects of the Company. Harrison agrees to be available to consult with and assist the management of the Company concerning the general oversight and guidance of the Company and all major decisions and projects of the Company, and to provide the Company with the benefit of his experience and knowledge concerning all such matters. Also Harrison agrees to use his good relationship with The Coca-Cola Company in order to assist and promote the best interests of the Company and its shareholders. Harrison agrees to provide the Company with his full time and business resources in order to carry out his responsibilities hereunder, and he agrees not to accept any other employment that would preclude him from carrying out or otherwise interfering with his responsibilities hereunder.

2. Compensation And Assistance. As compensation for the services to be rendered by Harrison pursuant hereto and in order to provide him with the necessary administrative and other support needed to perform such services, the Company agrees to pay or furnish to Harrison, as applicable, the following:

                  (a) A retirement benefit payment of $500,000 annually, such amount to be paid in equal monthly installments;

                  (b) A payment of $200,000 annually as consideration for future services to be rendered as described herein, such amount to be paid in equal monthly installments;

                  (c) Medical and hospital expense coverage comparable to such benefits as may from time to time be furnished to the principal executive officers of the Company;

                  (d) Life Insurance in an amount and pursuant to the same terms and conditions as have been previously furnished to Harrison prior to his resignation as Chairman;

                  (e) Office facilities, office staff, and related services and expenses in accordance with the past practice of the Company, and transportation by Company owned and/or operated aircraft, in accordance with the previous resolutions of the Board requiring him to at all times use Company aircraft for travel rather than commercial aircraft, where it is practical to do so.

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3. Honorary Title. Harrison is hereby designated honorary Chairman Emeritus of the Board.

4. Term. This Agreement shall be for a term of one (l) year from the date hereof, and shall be self renewing for additional terms of one (l) year each successively thereafter unless (a) the Board having initially approved of this Agreement shall thereafter at a meeting called specifically for such purpose elect to terminate the Agreement, or (b) Harrison shall elect to terminate the Agreement, in which event the party electing to terminate the Agreement shall serve a notice upon the other party informing such party of the election to terminate this Agreement, which notice in order to be effective at the end of the then present term must be served sixty (60) days or more prior to the end of such term of the Agreement.

5. Early Termination. This Agreement shall terminate automatically, without any requirement of notice, upon the following events:

                  (a) The death of Harrison; or

                  (b) A determination made in good faith by the Board that Harrison has willfully failed to perform or is unable to perform due to medical infirmity the services assigned to him by the Board pursuant hereto.

6. Change Of Control. In the event of a change of control of the Company, the requirement to compensate Harrison pursuant to Section 2.(a) hereof shall continue thereafter for the remainder of his lifetime. For purposes of this Agreement, change of control shall mean that Harrison and his issue, including any trusts or other legal entities established for their benefit and the benefit of their issue, shall be entitled to vote shares of capital stock of the Company at any meeting of shareholders held for the election of directors of the Company less than fifty-one percent (51%) of all the votes entitled to vote at such meeting.

7. Confidentiality of Company Information. Harrison agrees to keep confidential and not to disclose to anyone other than a person acting on behalf of the Company any information about the Company concerning its methods and manner of operation, marketing plans, new products, procedures, methods, processes, know-how and techniques, customer lists and other similar information that may be useful by a competitor of the Company. This obligation

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shall continue throughout the term and any extended term of this Agreement and thereafter indefinitely.

8. Covenant Not To Compete. Harrison agrees not to engage in any business activity which competes with or is likely to compete with the business of the Company in its operations as currently conducted during the initial term of this Agreement, any extended terms thereafter, and for a period of three (3) years following the end of the final term of this Agreement. For the purposes hereof, engaging in a business activity shall include engaging in a business as an employee, partner, officer, director, consultant, or owner of an equity interest in a business, whether it is a proprietorship, corporation, partnership, limited liability company or similar entity.

9. Governing Law. This Agreement shall be governed by and interpreted by the laws of the State of Tennessee.

10. Entire Agreement. This instrument contains the entire agreement of the parties with respect to the subject matter hereof; all previous agreements and discussions relating to the same or similar subject matter being merged herein. This Agreement may not be changed, amended, modified, terminated or waived except by a writing signed by both parties hereto. Neither this Agreement nor the provisions of this Section may be changed, amended, modified, terminated or waived as a result of any failure to enforce any provision or the waiver of any specific breach or breaches thereof or any course of conduct of the parties.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year set forth opposite each respective name.

COCA-COLA BOTTLING CO. CONSOLIDATED

By: /s/ James L. Moore, Jr.              1/6/97
    James L. Moore, Jr.                  (Date)
    President and COO

   /s/ J. Frank Harrison, Jr.
       J. Frank Harrison, Jr.            (Date)

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